Exhibit 10.20
NOBLE CORPORATION
THIRD AMENDED AND RESTATED
1992 NONQUALIFIED STOCK OPTION AND SHARE PLAN
FOR NON-EMPLOYEE DIRECTORS
(As of March 27, 2009)
RECITALS
WHEREAS, Noble Corporation, a Cayman Islands exempted company limited by shares (“Noble-Cayman”), maintained the Second Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors (the “1992 Plan”); and
WHEREAS, Noble-Cayman entered into that certain Agreement and Plan of Merger, Reorganization and Consolidation (as amended, the “Merger Agreement”), dated as of December 19, 2008, by and among Noble-Cayman, Noble Corporation, a Swiss corporation (the “Company”), and Noble Cayman Acquisition Ltd, a Cayman Islands company (“Merger Sub”); and
WHEREAS, pursuant to the Merger Agreement and the schemes of arrangement referenced therein, on March 27, 2009, Merger Sub merged with and into Noble-Cayman, with Noble-Cayman being the surviving corporation and becoming a wholly owned subsidiary of the Company, and each issued and outstanding ordinary share, par value US$0.10 per share, of Noble-Cayman automatically became one share, par value CHF 5.00 per share, of the Company (collectively, the “Reorganization”); and
WHEREAS, pursuant to Section 4.1 of the Merger Agreement, the Assumed Plans (as defined therein) of Noble-Cayman were assumed by the Company at the Effective Time (as defined below) and continue as plans and agreements of the Company; and
WHEREAS, the 1992 Plan is an Assumed Plan as defined in the Merger Agreement and therefore was assumed by the Company at the Effective Time and has continued as a plan and agreement of the Company since the Effective Time; and
WHEREAS, pursuant to Section 4.1 of the Merger Agreement, which provides for necessary and appropriate amendments with respect to the Assumed Plans, the Company desires to amend, restate and continue the 1992 Plan to reflect the Reorganization;

NOW THEREFORE, the Company does hereby amend, restate and continue the 1992 Plan, effective from and after the Effective Time, to reflect the Reorganization and the assumption of the Plan and to provide for certain other changes as follows:
ARTICLE I
GENERAL
1.01 Definitions. As used herein the following terms shall have the following meanings:
(a) “Award Date” means the date selected by the Board for annual awards pursuant to this Plan, or if no such date is selected by the Board, the date on which the Board action approving any such awards is taken.
(b) “Board” means the Board of Directors of the Company.
(c) “Code” means the United States Internal Revenue Code of 1986, as amended.
(d) “Company” means Noble Corporation, a Swiss corporation, and its successors.
(e) “Director” means a member of the Board and does not include any person named as a director emeritus pursuant to the by-laws of the Company.
(f) “Effective Date” means March 27, 2009, the date of amendment, restatement and assumption of the Plan by the Company.
(g) “Employee” means any employee of the Company or any parent or subsidiary corporation of the Company within the meaning of Sections 424(e) and (f) of the Code.
(h) “Fair Market Value” means (1) the average of the closing sales prices of the Shares for the 10 business days immediately preceding the date in question, as reported on a national securities exchange (if the Shares are listed for trading on such exchange), or (2) if the Shares are not listed for trading on a national securities exchange or any similar system then in use, then the average of the mean between the bid and asked prices of the Shares for the 10 business days immediately preceding the date in question, as reported by an inter-dealer quotation system. Such closing sales prices shall be appropriately adjusted to take into account any share dividend, split or combination with respect to the Shares that occurs within such 10 business day period. Any grant made under the Plan based on an exercise price equal to “Fair Market Value” as described herein shall be made in accordance with Treasury Regulation §1.409A-1(b)(5)(iv), with the commitment to make such grant being irrevocably specified prior to the beginning of such 10 business day period.
(i) “Immediate Family Members” means the spouse, former spouse, children (including stepchildren) or grandchildren of an individual.
(j) “Initial Award” shall have the meaning assigned to such term in Section 4.01 hereof.

(k) “Non-Employee Director” shall mean an individual who (1) was at the Effective Time, or hereafter becomes, a Director by virtue of an election by the shareholders of the Company, (2) is neither an Employee nor an officer of the Company (i.e., an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the articles of association or by-laws of the Company to serve as such) and (3) has not elected to decline to participate in the Plan with respect to a particular Option or award of Restricted Shares pursuant to Section 1.03 hereof. Additionally, the term “Non-Employee Director” shall include an individual who served as a Director prior to, but not after, the Effective Time with respect to awards granted to such individual prior to the Effective Time to the extent such awards were outstanding as of the Effective Time; such individual is not eligible for the grant of any additional award.
(l) “Option” means any option to purchase Shares granted pursuant to the Plan.
(m) “Optionee” means a Non-Employee Director who has been granted an Option.
(n) “Option Period” shall have the meaning assigned to such term in Section 3.02(b) hereof.
(o) “Plan” shall mean this Noble Corporation Third Amended and Restated 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors, as it may be amended from time to time.
(p) “Restricted Shares” means Shares awarded with restrictions pursuant to Section 4.02 hereof.
(q) “Share” means a share of the Company and any share or shares of capital securities or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such present share.
(r) “Vesting Period” shall have the meaning assigned to such term in Section 4.02(b) hereof.
1.02 Options. The Options shall be options that are not qualified as “incentive stock options” under Section 422 of the Code.
ARTICLE II
ADMINISTRATION
The Plan shall be administered by the Board. The Board shall have no authority, discretion or power to select the Non-Employee Directors who will receive awards of Shares or Restricted Shares but shall have the authority to set the number of Shares or Restricted Shares covered by each award subject to the express provisions of the Plan. The Board shall administer the Plan subject to the express provisions hereof, including Section 6.01.

Subject to the foregoing limitations, the Board shall have authority and power to adopt such rules and regulations and to take such action as it shall consider necessary or advisable for the administration of the Plan, and to construe, interpret and administer the Plan. The decisions of the Board relating to the Plan shall be final and binding upon the Company, the Non-Employee Directors, the Optionees, the holders of Shares or Restricted Shares and all other persons. No member of the Board shall incur any liability by reason of any action or determination made in good faith with respect to the Plan or any Option agreement or Restricted Share agreement entered into pursuant to the Plan.
ARTICLE III
OPTIONS
3.01 Participation. No Options shall be granted pursuant to this Plan from and after October 25, 2007. Each Non-Employee Director who has been granted Options prior to such date shall continue to hold such Options on the terms and conditions described in the Option agreement evidencing such Options.
3.02 Option Agreements. In the event the Plan is amended to provide for the grant of Options, each Option shall be evidenced by a written Option agreement, which agreement shall be entered into by the Company and the Non-Employee Director to whom the Option is granted. Each such agreement includes, incorporates or conforms to the following terms and conditions, and such other terms and conditions not inconsistent therewith or with the terms and conditions of this Plan as the agreement provides:
(a) Price. The exercise price under each Option shall be the Fair Market Value per Share on the Award Date of such Option.
(b) Option Period. Each Option shall be exercisable from time to time over a period (i) commencing upon the earlier of (A) the date that is one year following the Award Date of such Option and (B) the day immediately prior to the date of the next annual general meeting of shareholders occurring following such Award Date, provided that the date of such annual general meeting of shareholders is at least 355 days after such Award Date, and (ii) ending upon the expiration of ten years from such Award Date (the “Option Period”), unless terminated sooner pursuant to the provisions described in Section 3.02(c) below.
(c) Termination of Services, Death, Etc. Each Option agreement shall provide as follows with respect to the exercise of the Option evidenced thereby in the event that the Optionee ceases to be a Director for the reasons described in this Section 3.02(c):
(i) If the Optionee ceases to be a Director on account of such Optionee’s (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, then the Option shall automatically terminate and be of no further force or effect as of the date the Optionee ceases to be a Director;

(ii) If the Optionee shall die during the Option Period while a Director (or during the additional five-year period provided by paragraph (iii) of this Section 3.02(c)), the Option may be exercised, to the extent that the Optionee was entitled to exercise it at the date of the Optionee’s death, within five years after such death (if otherwise within the Option Period), but not thereafter, by the executor or administrator of the estate of such Optionee, or by the person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance; or
(iii) If an Optionee ceases to be a Director for any reason (other than the circumstances specified in paragraphs (i) and (ii) of this Section 3.02(c)) within the Option Period, the Option may be exercised, to the extent the Optionee was able to do so at the date of termination of the directorship, within five years after such termination (if otherwise within the Option Period), but not thereafter.
(d) Transferability. No Option shall be transferable, other than by will or the laws of descent and distribution, or the rules thereunder, or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and may be exercised during the life of the Optionee only by the Optionee, except as otherwise provided herein below. Notwithstanding the foregoing, all or a portion of the Options granted to an Optionee may be transferred by such Optionee (i) by gift to the Immediate Family Members of such Optionee, partnerships whose only partners are such Optionee or the Immediate Family Members of such Optionee, limited liability companies whose only shareholders or members are such Optionee or the Immediate Family Members of such Optionee, and trusts established solely for the benefit of such Optionee or the Immediate Family Members of such Optionee, or (ii) to any other persons or entities in the discretion of the Board; provided, that subsequent transfers of transferred Options shall be prohibited except those made by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided, that for purposes of the Plan and any Option agreement under the Plan, the term “Optionee” shall be deemed to refer to the transferee. The events of any termination of association set forth in Section 3.02(c) of the Plan and in the Option agreement shall continue to be applied with respect to the original Optionee, following which the transferred Options shall be exercisable by the transferee only to the extent, and for the periods, specified in Section 3.02(c) of the Plan and in the Option agreement.
(e) Agreement to Continue in Service. Each Optionee shall agree to remain in the service of the Company, at the pleasure of the Company’s shareholders, for a continuous period extending at least through the earlier of (i) the date that is one year following the Award Date of the Option and (ii) the day immediately prior to the date of the next annual general meeting of shareholders occurring following such Award Date, provided that the date of such annual general meeting of shareholders is at least 355 days after such Award Date, at the retainer rate and fee schedule then in effect or at such changed rate or schedule as the Company from time to time may establish; provided, that nothing in the Plan or in any Option agreement evidencing an Option shall confer upon such Optionee any right to continue as a Director.

(f) Exercise, Payments, Etc. Each Option agreement between the Company and an Optionee shall provide that the method for exercising the Option evidenced thereby shall be in writing signed by the Optionee and shall specify the number of Shares with respect to which such Option is being exercised. Upon exercise of an Option, the purchase price for the Shares purchased shall be paid in full by cash or check. At the request of an Optionee and to the extent permitted by applicable law, the Company may approve reasonable arrangements with such Optionee and a brokerage firm under which such Optionee may exercise an Option by properly delivering notice of exercise, together with such other documents as the brokerage firm or the Company shall require, and the Company shall, upon payment in full by cash or check of the purchase price and any other amounts due in respect of such exercise, provide for delivery of the appropriate number of Shares to or on behalf of Optionee in respect of such exercise.
ARTICLE IV
AWARD OF SHARES OR RESTRICTED SHARES
4.01 Participation. Subject to Section 1.03 hereof, each Non-Employee Director shall be awarded Shares or Restricted Shares on the terms and conditions herein described. On each Award Date occurring on or after the Effective Date, Shares or Restricted Shares shall be awarded to each person who is a Non-Employee Director on such date; provided, however, that no such award shall be made to a Non-Employee Director in respect of the Award Date on which such director receives the Initial Award (as herein defined). Each Non-Employee Director serving on an Award Date, other than any Non-Employee Director who is entitled to receive the Initial Award on such Award Date in accordance with the following sentence, shall be awarded, as of such date, such number of Shares or Restricted Shares as is determined by the Board prior to the Award Date; provided that in no event shall such number of Shares or Restricted Shares exceed an aggregate of 8,000 per Non-Employee Director. Each Non-Employee Director who begins serving on the Board after the Effective Date shall be granted such number of Shares or Restricted Shares as may be determined by the Board (but not to exceed an aggregate of 8,000 Shares or Restricted Shares per Non-Employee Director) on such date or dates as may be determined by the Board (the “Initial Award”).
4.02 Award Agreements. Awards of unrestricted Shares need not be evidenced by an agreement. Each Restricted Share award shall be evidenced by a written Restricted Share agreement, which agreement shall be entered into by the Company and the Non-Employee Director to whom Restricted Shares are awarded. Each such agreement entered into shall include the following terms and such other terms and conditions not inconsistent therewith or with the terms and conditions of this Plan as the Board considers appropriate in each such case:
(a) Price. There shall not be any purchase price charged for any Restricted Shares awarded under the Plan.

(b) Vesting Period. Each Restricted Share award shall vest one-third per year over three years commencing on the first anniversary of the Award Date (“Vesting Period”), unless terminated sooner pursuant to the provisions described in Section 4.02(e) below. If a Non-Employee Director is awarded Restricted Shares, the Non-Employee Director shall be the record owner of such Restricted Shares and shall have all the rights of a shareholder with respect to such Restricted Shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Restricted Shares. Upon vesting, the vested shares shall be delivered to or on behalf of the Non-Employee Director free of any restrictions.
(c) Sale, Transferability, Etc. Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date all applicable restrictions lapse.
(d) Restrictive Legend. If a Non-Employee Director requests in writing and the Board consents to issuing Restricted Shares in stock certificate form, any such certificate shall bear a legend similar to the following:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THE TERMS OF THE NOBLE CORPORATION THIRD AMENDED AND RESTATED 1992 NONQUALIFIED STOCK OPTION AND SHARE PLAN FOR NON-EMPLOYEE DIRECTORS AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, DISCOUNTED, EXCHANGED, PLEDGED OR OTHERWISE ENCUMBERED OR DISPOSED OF IN ANY MANNER EXCEPT AS SET FORTH IN THE TERMS OF THE AGREEMENT EMBODYING THE AWARD OF SUCH SHARES DATED ____ ___, 20_____. A COPY OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF THE COMPANY.
(e) Termination of Service, Death, Etc. Each Restricted Share agreement shall provide as follows with respect to the award of Restricted Shares in the event that the holder of Restricted Shares ceases to be a Director for the reasons described in this Section 4.02(e):
(i) If the holder of Restricted Shares ceases to be a Director on account of such holder’s (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, then any Restricted Shares remaining subject to restrictions shall automatically thereupon be forfeited, and assigned and transferred to, and reacquired by, the Company (or its designee) as of the date the holder ceases to be a Director. Director hereby declares, in the event of such forfeiture, that the Restricted Shares and any rights thereto are hereby assigned to the Company (or its designee).

(ii) The Board shall have the authority (and the Restricted Share agreement evidencing an award of Restricted Shares may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the Restricted Shares awarded to a Non-Employee Director hereunder on such terms and conditions as the Board may deem appropriate.
(iii) If a Non-Employee Director to whom Restricted Shares have been awarded ceases to be a Director, for any reason, prior to the satisfaction of any terms and conditions of an award, any Restricted Shares remaining subject to restrictions shall automatically thereupon be forfeited, and assigned and transferred to, and reacquired by, the Company (or its designee); provided, however, if the cessation is due to the person’s death, retirement or disability, the Board may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion. Director hereby declares, in the event of such forfeiture, that the Restricted Shares and any rights thereto are hereby assigned to the Company (or its designee).
(iv) In case of any consolidation, amalgamation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Board may provide that payment of Restricted Shares shall take the form of the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such consolidation or merger.
(f) No Right to Continue in Service. Nothing in the Plan or in any Restricted Share agreement evidencing the award of Restricted Shares shall confer upon such holder any right to continue as a Director.
ARTICLE V
SHARES SUBJECT TO THE PLAN
5.01 Shares. The total number of Shares as to which Options may be granted or Shares or Restricted Shares may be awarded shall be 1,950,000, in the aggregate, except as such number of Shares shall be adjusted in accordance with the provisions of Section 5.02 hereof. Shares available under the Plan may be unissued Shares from the Company’s authorized or conditional share capital or Shares held in treasury by the Company or one or more subsidiaries of the Company. If any outstanding Option expired or was terminated for any reason on or after October 25, 2007 and before the end of the Option Period, the Shares allocable to the unexercised portion of such Option shall neither be available for purposes of the Plan nor subject to the Plan. If any outstanding Option expired or was terminated for any reason prior to October 25, 2007 and before the end of the Option Period, the Shares allocable to the unexercised portion of such Option shall again be subject to award under the Plan. If any Restricted Shares are forfeited for any reason before the end of the Vesting Period, the Restricted Shares shall again be subject to award under the Plan. The Company shall, at all times during the life of any outstanding Options, retain as authorized and unissued Shares at least the number of shares from time to time included in the outstanding Options or otherwise assure itself of its ability to perform its obligations under the Plan.

5.02 Adjustments Upon Changes in Shares. In the event the Company shall effect a split of the Shares or dividend payable in Shares, or in the event the outstanding Shares shall be combined into a smaller number of shares, the maximum number of shares as to which Shares or Restricted Shares may be awarded shall be increased or decreased proportionately. In the event that before delivery by the Company of all of the Shares in respect of which any Option has been granted, the Company shall have effected such a split, dividend or combination, the shares still subject to the Option shall be increased or decreased proportionately and the purchase price per share shall be increased or decreased proportionately so that the aggregate purchase price for all the then optioned shares shall remain the same as immediately prior to such split, dividend or combination.
In the event of a reclassification of the Shares not covered by the foregoing, or in the event of a liquidation, separation or reorganization, including a merger, demerger, conversion, amalgamation, consolidation or sale of assets, the Board shall make such adjustments, if any, as it may deem appropriate in the maximum number of shares then subject to being awarded as Shares or Restricted Shares and in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted. The provisions of this Section 5.02 shall only be applicable if, and only to the extent that, the application thereof does not conflict with any applicable law.
5.03 Insufficient Shares. If on the Award Date of any award of Shares or Restricted Shares fewer Shares remain available for award under the Plan than are necessary to permit the award of Shares or Restricted Shares in accordance with the provisions of Article IV hereof, then (i) first, an Initial Award shall be granted on such date to each Non-Employee Director who is to receive an Initial Award on such date and (ii) second, Shares shall be awarded to the remaining Non-Employee Directors then serving covering, in the aggregate for each such Non-Employee Director, an equal number of whole Shares, and all such Shares so awarded to all such Non-Employee Directors shall cover, in the aggregate, all remaining Shares then available for award under the Plan.
ARTICLE VI
GENERAL PROVISIONS
6.01 Amendment, Suspension or Termination of Plan. Subject to the limitations set forth in this Section 6.01, the Board may from time to time amend, modify, suspend or terminate the Plan. Nevertheless, no such amendment, modification, suspension or termination shall (a) impair any Options theretofore granted or Restricted Shares or Shares awarded, or (b) be made without the approval of the shareholders of the Company where such change would (i) materially increase the total number of Shares which may be issued under the Plan (other than as provided in Section 5.02 hereof), (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to participants under the Plan, (iv) have the effect of providing for the grant of Options to purchase Shares at less than the Fair Market Value per share thereof on the applicable Award Date or (v) require the approval of shareholders under the rules of any securities exchange on which the Shares are then listed for trading.

Notwithstanding any provision in the Plan to the contrary, the Plan shall not be amended or terminated in such manner that would cause the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.
6.02 Effectiveness. This Plan shall be amended, restated and assumed by the Company as of the Effective Date.
6.03 Withholding. The Board may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company or its affiliates to withhold taxes of any kind required by law to be withheld in connection with the grant, vesting, exercise, lapse of restrictions, distribution with respect to, or other applicable event with respect to, an award under the Plan.
6.04 Paragraph Headings. The paragraph headings included herein are only for convenience, and they shall have no effect on the interpretation of the Plan.
6.05 Gender. Words of any gender used in the Plan shall be construed to include any other gender.
6.06 Section 409A. The Plan is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. Neither the Company nor the Board shall cause or permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code. No adjustment authorized by Section 4.02, Section 5.02 or any other section of the Plan shall be made by the Company or the Board in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.
6.07 Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent Texas law is preempted by Federal law of the United States, or the laws of Switzerland.
6.08 Notices. All notices to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) transmitted by United States registered or certified mail (or the applicable foreign version thereof), postage prepaid, (iii) sent by prepaid courier service, or (iv) sent by telecopy or facsimile transmission, confirmation receipt requested. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, upon the date evidenced in the confirmation receipt. A party may change, at any time and from time to time, by written notice to the other, its address for receiving notices. Until such address is changed in accordance herewith, notices hereunder shall be delivered or sent (i) to the individual at his address as set forth in the records of the Company or (ii) to the Company at 13135 South Dairy Ashford, Suite 800, Sugar Land, TX 77478, Attention: Executive Vice President (Tel.: 1-281-276-6100, Fax: 1-281-276-6316).